Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

June 14, 2012

Carpenter Technology Corporation

PO Box 14662

Reading, PA 19612-4662

Ladies and Gentlemen:

We have acted as counsel to Carpenter Technology Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission. The Registration Statement relates to the offer and sale from time to time by certain stockholders of the Company identified in the Registration Statement of up to 6,352,201 shares of the Company’s common stock, par value $5.00 per share (the “Shares”) pursuant to Rule 415 under the Act.

We have examined originals, or copies certified to our satisfaction of the Registration Statement, the exhibits to the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, certain resolutions of the board of directors of the Company and such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

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